Exhibit 99.1

April 26, 2011

Press Release

Left Behind Games to Hire Craig Hewitt as VP of Corporate Finance

LOS ANGELES – April 26, 2011 – Left Behind Games Inc. (OTCQB: LFBG), the world’s largest and only publicly-traded publisher of Christian video games, announced today that effective July 10, 2011, Craig Hewitt, who is now an independent consultant for the Company, will become VP of Corporate Finance.  Until that time, he will continue as a consultant reporting to the LB Games’ Board of Directors.

LB Games’ Chief Executive Officer, Troy Lyndon says, “We are delighted to have Craig on board with us. As a consultant, he has been diligent, hardworking and has been able to bring clarity into every project. We expect great things from Mr. Hewitt.”

Mr. Hewitt has been credited with impressive achievements while previously functioning as CFO/VP of Finance of three companies including: (1) Surrex Solutions Corporation where he helped increase revenue from $12 million to $65 million, (2) Accupoll Holding Corporation where he closed funding in excess of $15 million dollars, and facilitated the company listing on the Nasdaq OTC, and (3) Universal Broadband Networks which reached a peak market capitalization of $500 million dollars while listed on the NASDAQ national exchange and Mr. Hewitt raised in excess of $100 million dollars in equity and senior debt as the company’s VP of Finance and Acting CFO. Also, in a three year period as Controller at Compreview, Mr. Hewitt built his department from 3 employees to 25 with the firm increasing in revenue from $9 million to $100 million, and completed the sale of the organization to a public company for $270 million.

About Left Behind Games Inc.

Left Behind Games Inc. is a publicly-traded exclusive publisher of Christian modern media. It is the world leader in the publication of Christian video games and a Christian social network provider. Trade names include Inspired Media Entertainment, LB Games®, Cloud 9 Games® and MyPraize®. The company and its subsidiaries produce quality interactive experiences including entertainment products that perpetuate positive values and appeal to faith-based and mainstream audiences. For more information, go to www.leftbehindgames.com.

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LB GAMES is a registered trademark of Left Behind Games Inc. in the U.S. and other countries. All rights reserved.

LEFT BEHIND is a registered trademark of Tyndale House Publishers, Inc. in the U.S. and other countries. All rights reserved.

Caution Concerning Forward-Looking Statements

This release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or expectations of Left Behind Games. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that results may differ materially from such statements.